Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-287350 and 333-287350-04

Free Writing Prospectus dated July 16, 2026

$1,073,030,000 or $1,341,290,000

Ford Credit Auto Lease Trust 2026-B

Issuing Entity or Trust

Ford Credit Auto Lease Two LLC Depositor	Ford Motor Credit Company LLC Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the trust. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or "rating agencies," listed below.

	Moody's	S&P
Class A-1 notes	P-1 (sf)	AAA (sf)
Class A-2a notes	Aaa (sf)	AAA (sf)
Class A-2b notes	Aaa (sf)	AAA (sf)
Class A-3 notes	Aaa (sf)	AAA (sf)
Class A-4 notes	Aaa (sf)	AAA (sf)
Class B notes	Aa2 (sf)	AA (sf)
Class C notes(1)	Aa3 (sf)	NR
Class D notes(1)	A2 (sf)	NR

(1)	The Class C notes and Class D notes are not being offered by the prospectus.

BMO Capital Markets	BofA Securities	MUFG

Truist Securities	Wells Fargo Securities

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The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-294-1322.